American Mutual Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

October 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$362,168
Class B	$8,650
Class C	$13,738
Class F1	$13,672
Class F2	$6,279
Total	$404,507
Class 529-A	7,448
Class 529-B	$701
Class 529-C	$1,524
Class 529-E	$357
Class 529-F1	$335
Class R-1	$494
Class R-2	$2,948
Class R-3	$5,893
Class R-4	$3,838
Class R-5	$4,488
Class R-6	$16,391
Total	$44,417

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6700
Class B	$0.4903
Class C	$0.4815
Class F1	$0.6629
Class F2	$0.7221
Class 529-A	$0.6530
Class 529-B	$0.4668
Class 529-C	$0.4722
Class 529-E	$0.5862
Class 529-F1	$0.7012
Class R-1	$0.4889
Class R-2	$0.4742
Class R-3	$0.5895
Class R-4	$0.6633
Class R-5	$0.7269
Class R-6	$0.7381

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	535,272
Class B	15,271
Class C	28,635
Class F1	23,429
Class F2	13,950
Total	616,557
Class 529-A	12,446
Class 529-B	1,346
Class 529-C	3,489
Class 529-E	664
Class 529-F1	533
Class R-1	1,192
Class R-2	6,348
Class R-3	12,645
Class R-4	7,761
Class R-5	8,010
Class R-6	32,148
Total	86,582

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.38
Class B	$24.19
Class C	$24.13
Class F1	$24.31
Class F2	$24.38
Class 529-A	$24.34
Class 529-B	$24.25
Class 529-C	$24.24
Class 529-E	$24.27
Class 529-F1	$24.37
Class R-1	$24.21
Class R-2	$24.18
Class R-3	$24.25
Class R-4	$24.32
Class R-5	$24.38
Class R-6	$24.39